UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2006 (January 16, 2006)

Distributed Energy Systems Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50453	20-0177690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Technology Drive Wallingford, Connecticut	06492
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 678-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On January 17, 2006, Distributed Energy Systems Corp. (the “Company”) announced that Ambrose L. Schwallie had been appointed as chief executive officer of the Company and a member of the board of directors of the Company. Mr. Schwallie will receive a salary of $400,000 per year and will be eligible to receive a bonus under the Company’s performance incentive plan. In connection with Mr. Schwallie’s employment, the Company also announced that it had granted Mr. Schwallie an option to purchase 500,000 shares of Common Stock at an exercise price of $8.84 per share. The option will vest as to 25% of the original number of shares on the first anniversary of the grant date and as to an additional 25% of the original number of shares at the end of each successive year following the first anniversary of the grant date until the fourth anniversary of the grant date. In the event Mr. Schwallie’s employment is terminated prior to the first anniversary of the grant date, he will nevertheless be entitled to exercise the option to purchase the 125,000 shares as to which the option would have otherwise vested on the first anniversary of the grant date. The Company also issued Mr. Schwallie 28,280 shares of common stock at a price of $.01 per share. These shares are fully vested but may not be transferred prior to January 16, 2007. In addition, the Company issued Mr. Schwallie 100,000 shares of restricted common stock at a price of $.01 per share. Such shares are subject to a re-acquisition right in favor of the Company during the first year after grant at a price of $.01 per share if Mr. Schwallie’s employment ceases for any reason. The Company has also agreed to make the following issuances of common stock to Mr. Schwallie at a price of $.01 per share under the following conditions: 100,000 shares of common stock will be granted if the Company meets or exceeds the revenue, income and cash flow targets for 2006 approved by DESC’s Board of Directors, 100,000 shares of common stock will be granted if the Company has, while Mr. Schwallie is serving as chief executive officer, achieved two consecutive quarters of positive operating cash flow prior to June 30, 2007 and 100,000 shares of common stock will granted if the Company achieves, while Mr. Schwallie is serving as chief executive officer, four consecutive quarters of revenue totaling $100 million prior to June 30, 2008, with the gross margin on that revenue being at least 20%. If a Change in Control Event, as defined in the Company’s Stock Incentive Plan and meeting parameters to be determined by the Company’s Board of Directors, occurs, and Mr. Schwallie is still employed by the Company, any restricted Common Stock described in the preceding sentence and not yet granted would be awarded to the Employee unless it is no longer possible for the respective targets to be met. These option and stock awards were made as inducement grants pursuant to Section 4350(i)(1)(A)(iv) of the NASD Marketplace Rules.

Contemporaneously with his employment by the Company, Mr. Schwallie has purchased 56,561 shares of common stock from the Company in a private placement at a purchase price of $8.84 per share.

Item 3.02 Unregistered Sales of Equity Securities

On January 16, 2006, the Company issued and sold 56,561 shares of its common stock to Ambrose L. Schwallie at a purchase price of $8.84 per share. These shares were sold in a privately negotiated transaction in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 17, 2006, Distributed Energy Systems Corp. (the “Company”) announced that Ambrose L. Schwallie had been appointed as chief executive officer of the Company and as a director of the Company, effective January 16, 2006. Prior to this appointment, Mr. Schwallie, age 58, had served as president of Washington Group International – Defense Business Unit, from November 2001 to December 2005 and as president of Washington Group International – Government Business Unit from August 1999 to November 2001.

Mr. Schwallie succeeds Walter W. Schroeder as principal executive officer of the Company. Mr. Schroeder will continue as president and as director of the Company. Arrangements entered into with Mr. Schwallie in connection with his appointment as chief executive officer and as a director of the Company are described in Item 1.01 above.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISTRIBUTED ENERGY SYSTEMS CORP.

Date: January 20, 2006	By:	/s/ JOHN A. GLIDDEN
John A. Glidden Vice President Finance

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 17, 2006

99.2	Nonstatutory Option Agreement between the Company and Ambrose L. Schwallie dated January 16, 2006

99.3	Restricted Stock Agreement between the Company and Ambrose L. Schwallie dated January 16, 2006

99.4	Restricted Stock Agreement between the Company and Ambrose L. Schwallie dated January 16, 2006

99.5	Employment Agreement between the Company and Clint Coleman dated September 1, 2005